UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 30, 2007

CPI INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51928	75-3142681
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

811 Hansen Way, Palo Alto, CA	94303-1110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 846-2900

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act  (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (7 CFR 240.13e-4(c))

Item 5.02(e).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Incentive Plan

On November 30, 2007, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of CPI International, Inc. (the “Company”), approved the performance goals for fiscal year 2008 for the Company’s management incentive plan (the “MIP”) under the Company’s 2006 Equity and Performance Incentive Plan (the “2006 Plan”) for the named executive officers and certain other executives.

In the case of Joe Caldarelli, chief executive officer, payments under the MIP will be based: 40% on earnings before interest, taxes, depreciation and amortization, further adjusted to exclude certain non-cash and non-recurring items (“Adjusted EBITDA”) for the Company as a whole; 40% on cash flows from operating activities before taxes, interest and non-recurring expenses, less recurring capital expenditures (“Adjusted Operating Cash Flow”) for the Company as a whole; 10% on Adjusted EBITDA for the Communications & Medical Products Division; and 10% on Adjusted Operating Cash Flow for the Communications & Medical Products Division.

In the case of Robert A. Fickett, president and chief operating officer, payments under the MIP will be based: 25% on Adjusted EBITDA for the Company as a whole; 25% on Adjusted Operating Cash Flow for the Company as a whole; 25% on Adjusted EBITDA for the Microwave Power Products Division; and 25% on Adjusted Operating Cash Flow for the Microwave Power Products Division.

In the case of Joel A. Littman, chief financial officer, treasurer and secretary, payments under the MIP will be based 50% on Adjusted EBITDA for the Company as a whole and 50% on Adjusted Operating Cash Flow for the Company as a whole.

In the case of Don C. Coleman, vice president, payments under the MIP will be based: 25% on Adjusted EBITDA for the Company as a whole; 25% on Adjusted Operating Cash Flow for the Company as a whole; 25% on Adjusted EBITDA for the Beverly Microwave Division; and 25% on Adjusted Operating Cash Flow for the Beverly Microwave Division.

In the case of John R. Beighley, vice president, payments under the MIP will be based 40% on Adjusted EBITDA for the Company as a whole; 40% on Adjusted Operating Cash Flow for the Company as a whole; and 20% on individual performance goals.

Set forth below are the percentages of base salary each of these individuals would receive if the target and maximum levels under the MIP are achieved:

Name	Target	Maximum
Joe Caldarelli	100%	210%
Robert A. Fickett	75%	168.75%
Joel A. Littman	60%	120%
Don C. Coleman	50%	112.5%
John R. Beighley	25%	45%

Sales Incentive Plan

On November 30, 2007, the Compensation Committee also approved Mr. Beighley’s performance goals under the Company’s sales incentive plan (the”SIP”).  Mr. Beighley’s payments under the SIP will be based: 80% on field sales orders for the Company as a whole and 20% on the Company’s achievement of certain specified targets related to accounts receivable, days sales outstanding and cash advance payments. If the target levels under the SIP are achieved, Mr. Beighley will receive 25% of his base salary, and if the maximum levels under the SIP are achieved, he will receive 48.3% of his base salary.

Grants of Stock Options, Restricted Common Stock and Restricted Stock Units

On November 30, 2007, the Compensation Committee approved the grant of options to purchase shares of the Company’s common stock to certain employees and consultants of the Company, with specific grants to the named executive officers as follows:  Mr. Caldarelli, 30,000 shares; Mr. Fickett, 20,000 shares; Mr. Littman, 15,000 shares; Mr. Coleman, 10,000 shares; and Mr. Beighley, 5,000 shares.  The stock options were granted under the 2006 Plan.  All such stock options vest at the rate of 25% on each of the first four anniversaries of the date of grant, and each has an exercise price equal to $16.79.  The options terminate on November 30, 2017, the 10th anniversary of the date of grant.  Messrs. Caldarelli, Fickett, Littman and Beighley each entered into a stock option agreement with the Company to evidence his stock option grant described above.

On November 30, 2007, the Compensation Committee also approved the grant of restricted stock to certain employees and consultants of the Company, with specific grants to the named executive officers as follows:  Mr. Fickett, 8,000 shares; Mr. Littman, 6,000 shares; Mr. Coleman, 4,000 shares; and Mr. Beighley, 2,000 shares.  These shares of restricted stock were granted under the 2006 Plan and vest at the rate of 25% on each of the first four anniversaries of the date of grant.  Messrs. Fickett and Littman each entered into a restricted stock agreement with the Company to evidence his restricted stock grant described above in the form attached as Exhibit 10.1 hereto.  Messrs. Coleman and Beighley each entered into a restricted stock agreement with the Company to evidence his restricted stock grant described above in the form attached as Exhibit 10.2 hereto.

On December 10, 2007, the Compensation Committee also approved the grant of restricted stock units to certain employees and consultants of the Company, with a grant to Mr. Caldarelli of 12,000 restricted stock units.  The restricted stock units were granted under the 2006 Plan.  The restricted stock units vest over four years, with 25% of the restricted stock units vesting on November 30 of 2008, 2009, 2010 and 2011.  Each restricted stock unit represents the right to receive a share of the Company’s common stock upon vesting, and at such time, will be immediately converted into one share of common stock.  Mr. Caldarelli entered into a restricted stock unit award agreement with the Company to evidence his restricted stock unit grant described above in the form attached as Exhibit 10.3 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Restricted Stock Agreement (Senior Executives) under 2006 Equity and Performance Incentive Plan

10.2	Form of Restricted Stock Agreement under 2006 Equity and Performance Incentive Plan

10.3	Form of Restricted Stock Unit Award Agreement (Senior Executives) under 2006 Equity and Performance Incentive Plan

10.4	Form of Restricted Stock Unit Award Agreement under 2006 Equity and Performance Incentive Plan

SIGNATURE

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI INTERNATIONAL, INC.
(Registrant)

Date: December 11, 2007	By:	/s/ Joel A. Littman
Joel A. Littman
Chief Financial Officer